EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release October 21, 2008
Contact: Don Jennings, President, or Clay Hulette, Vice President
(502) 223-1638
216 West Main Street
P.O. Box 535
Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $312,000 or $0.04 diluted earnings per share for the three months ended September 30, 2008, compared to $152,000 or $0.02 diluted earnings per share for the three months ended September 30, 2007, an increase of $160,000 or 105.3%.

The increase in net earnings for the quarter ended September 30, 2008 was primarily attributable to an increase in net interest income, which increased $287,000 or 22.4% to $1.6 million. The increase in net interest income was attributable primarily to a decrease in cost of funds. Interest income decreased $213,000 or 6.4% from $3.3 million for the quarter ended September 30, 2007 to $3.1 million, while interest expense decreased $500,000 or 24.3% to $1.6 million for the quarter just ended.

At September 30, 2008 assets had decreased $6.0 million or 2.4% to $241.7 million compared to $247.7 million at June 30, 2008. This decrease was attributed primarily to the Company’s efforts to effectively utilize liquidity by continuing its strategy of funding loans to the extent possible and then paying down borrowings. Cash and cash equivalents, which decreased $9.9 million or 62.3% to $6.0 million at September 30, 2008, funded an increase in loans receivable of $4.3 million or 2.3% to $186.4 million at September 30, 2008, and a reduction of advances from the Federal Home Loan Bank, which decreased by $5.7 million or 11.9% to $42.1 million at September 30, 2008.

At September 30, 2007, the Company reported its book value per share as $7.44.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2008, the Company had approximately 7,994,000 shares outstanding of which approximately 59.4% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Statements of Financial Condition

	September 30,	June 30,
	2008	2008
	(In thousands, except share data)
	(Unaudited)	(Audited)

Assets
Cash and Cash Equivalents	$6,022	$15,966
Investment Securities	21,826	22,539
Loans Available for Sale	300	86
Loans Receivable, net	186,095	182,051
Other Assets	27,439	27,013
Total Assets	$241,682	$247,655
Liabilities
Deposits	$137,022	$137,634
FHLB Advances	42,125	47,801
Other Liabilities	3,079	2,427
Total Liabilities	182,226	187,862
Shareholders' Equity	59,456	59,793
Total Liabilities and Equity	$241,682	$247,655
Book Value Per Share	$7.44	$7.44

Condensed Consolidated Statements of Earnings
(In thousands, except share data)
	Three months ended September 30,
	2008	2007
	(Unaudited)

Interest Income	$3,131	$3,344
Interest Expense	1,560	2,060
Net Interest Income	1,571	1,284
Provision for Losses on Loans	15	-
Other Operating Income	55	45
General, Administrative, and Other Expense	1,146	1,110
Earnings Before Federal Income Taxes	465	219
Federal Income Taxes	153	67
Net Earnings	$312	$152
Earnings per share:
Basic	$0.04	0.02
Diluted	$0.04	0.02
Weighted average outstanding shares:
Basic	7,615,310	7,817,377
Diluted	7,615,310	7,817,377